As filed with the Securities and Exchange Commission on August 19, 2005	File No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Advanced Cell Technology, Inc.

(Exact name of registrant as specified in charter)

NEVADA	87-0656515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

381 Plantation St.
Worcester, MA 06515

 (Address, including zip code, of Principal Executive Offices)

Advanced Cell Technology, Inc. 2004 Stock Option Plan
Advanced Cell Technology, Inc. 2004 Stock Option Plan II
A.C.T. Holdings, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Jonathan F. Atzen

Senior Vice President and General Counsel

Advanced Cell Technology, Inc.

381 Plantation St.

Worcester, MA 06515

Tel. No. (508) 756-1212

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Christopher E. Howard, Esq.

Pierce Atwood

One Monument Square

Portland, Maine 04101

Tel. No. (207) 791-1335

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	12,905,161	$10,129,542	$0.78	$1,192

(1)          This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as a result of, stock splits, stock dividends or similar transactions.  Options with respect to 3,905,161 shares to purchase common stock of the Company, par value $0.001 per share (“Common Stock”) were issued under stock option agreements between certain individuals and Advanced Cell, Inc., our wholly-owned subsidiary, which were assumed by Advanced Cell Technology, Inc. pursuant to an Agreement and Plan of Merger dated January 3, 2005, as described in the Company’s Current Report on Form 8-K dated December 30, 2004, filed with the Commission on January 4, 2005.

(2)          Of the 12,905,161 shares available to be registered hereunder, as of the most recent practicable date (August 18, 2005), (i) options with respect to an aggregate of 12,162,996 shares have been issued under the Stock Option Plans listed above and 742,165 shares remain available for the grant of future awards under such Plans.  The proposed maximum aggregate offering price listed above has been determined pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and represents the sum of (i) the aggregate exercise price of all options granted as of August 18, 2005 under the Stock Option Plans plus (ii) the product of the remaining shares available under the Stock Option Plans multiplied by a per share price of $2.59, the average of the high and low prices of Advanced Cell Technology, Inc. Common Stock as reported on the Over-the-Counter Bulletin Board (“OTCBB”) on August 17, 2005.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have heretofore been filed by Advanced Cell Technology, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated by reference herein and shall be deemed to be a part hereof:

1.                                       The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on January 31, 2005;

2.                                       The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005, filed with the Commission on May 23, 2005 and the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, filed with the Commission on August 15, 2005; and

3.                                       The Company’s Current Report on Form 8-K filed with the Commission on August 5, 2005, the Company’s Report on Form 8-K filed on July 7, 2005, the Company’s Report on Form 8-K filed on June 22, 2005, the Company’s Report on Form 8-K filed on May 10, 2005, the Company’s Report on Form 8-K/A filed on April 18, 2005, the Company’s Report on Form 8-K filed on February 18, 2005, the Company’s Report on Form 8-K/A filed on February 18, 2005, and the Company’s Report on Form 8-K filed on January 4, 2005; and

4.                                       The description of the Company’s Common Stock, par value $0.001 per share, as contained in the registration statement on Form 8-A filed on May 28, 2003, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-KSB covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such annual report on Form 10-KSB.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The Company’s officers and directors are indemnified as provided by Nevada Revised Statutes and the Company’s By-Laws.  Under Nevada’s governing statutes, director and officer immunity from liability automatically applies absent a breach fiduciary duty as a director or officer, which involved intentional misconduct, fraud or a knowing violation of law, unless otherwise limited by a company’s articles of incorporation.

The By-Laws of the Company provide that the Company shall indemnify directors, officers, employees and agents of the Company who were or are a party, or are threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the Company by reason of the fact that he or she is or was a director, officer, employee or agent of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  No indemnification shall be made in respect of any claim, issue or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless and only to the extent that the court in which the action or suit is brought determines that despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Company has obtained directors’ and officers’ insurance providing indemnification for their directors, officers and key employees for various liabilities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

The Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Worcester, State of Massachusetts on the    day of August, 2005.

Advanced Cell Technology, Inc.

By	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Company, individually as such director and/or officer, hereby makes, constitutes and appoints William M. Caldwell, IV and Jonathan F. Atzen, and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement, which amendment may make such changes in the registration statement as the registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ William M. Caldwell, IV	Chief Executive Officer and Director (principal executive officer)	August 19, 2005
(William M. Caldwell, IV)

/s/ James G. Stewart	Chief Financial Officer	August 19, 2005
(James G. Stewart)	(principal financial and
accounting officer)

/s/ Michael D. West	President, Chief Scientific	August 19, 2005
(Michael D. West)	Officer and Director

/s/ Robert Peabody	Vice President of Grant	August 19, 2005
(Robert Peabody)	Administration and Director

/s/ Alan C. Shapiro	Director	August 19, 2005
(Alan C. Shapiro)

EXHIBIT INDEX

Exhibit No.	Description	Incorporation Reference

3.1	Articles of Incorporation of Advanced Cell Technology, Inc.	A

3.1.1	Certificate of Amendment to Articles of Incorporation of Advanced Cell Technology, Inc. dated July 6, 2005	B

3.1.2	Certificate of Amendment to Articles of Incorporation of Advanced Cell Technology, Inc. dated April 1, 2004	C

3.1.3	Certificate of Amendment to Articles of Incorporation of Advanced Cell Technology, Inc. dated December 30, 2004	D

3.2	By-Laws of Advanced Cell Technology, Inc.	A

3.2.1	Amendment to Bylaws of Advanced Cell Technology, Inc.	E

4.1	Specimen common stock certificate of Advanced Cell Technology, Inc.	C

4.2	Advanced Cell Technology, Inc. 2004 Stock Option Plan	C

4.3	Advanced Cell Technology, Inc. 2004 Stock Option Plan II	C

4.4	A.C.T. Holdings, Inc. 2005 Stock Incentive Plan	F

5.1	Opinion of Parsons Behle & Latimer	*

23.1	Consent of Parsons Behle & Latimer (contained in Exhibit No. 5.1).

23.2	Consent of Independent Registered Public Accountants, Stonefield Josephson, Inc.	*

24.1	Power of attorney (set forth on signature page hereof).

A	Previously filed as part of the Company’s Registration Statement on Form SB-2 filed with the Commission on May 14, 2001.

B	Previously filed as part of the Company’s Current Report on Form 8-K filed with the Commission on July 7, 2005.

C	Previously filed as part of the Company’s Report on Form 10-QSB filed with the Commission on May 23, 2005.

D	Previously filed as part of the Company’s Report on Form 8-K dated December 30, 2004 and filed with the Commission on January 4, 2005.

E	Previously filed as part of the Company’s Report on Form 8-K dated December 15, 2004 and filed with the Commission on December 29, 2004.

F	Previously filed as part of the Company’s definitive Proxy Statement on Form DEF-14A filed with the Commission on June 8, 2005.

*	Filed herewith.